Exhibit 107
CALCULATION OF FEE TABLE
FORM F-3
(Form Type)

CHEMOMAB THERAPEUTICS LTD.

(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered  and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to be paid	Equity	Ordinary shares, no par value per share	Rule 457(o)		(1)		(2)		(3)
	Equity	Ordinary shares, as represented by American Depositary Shares(4)	Rule 457(o)		(1)		(2)		(3)
	Other	Warrants	Rule 457(o)		(1)		(2)		(3)
	Debt	Debt Securities	Rule 457(o)		(1)		(2)		(3)
	Other	Units	Rule 457(o)		(1)		(2)		(3)
	Unallocated (Universal) Shelf		Rule 457(o)	17,605,622	(1)		(2)	$17,605,622	(3)	0.00014760

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

	Carry Forward Securities
Carry Forward Securities	Equity	Ordinary shares, no par value per share
	Equity	Ordinary shares, as represented by American Depositary Shares
	Other	Warrants
	Debt	Debt Securities
	Other	Units
Carry Forward Securities	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 415(a)(6)	182,394,378	$182,394,378		S-3	333-255658	5/17/2021	$19,899
		Total Offering Amounts			$200,000,000	$29,520
		Total Fees Previously Paid(5)				$19,899
		Total Fee Offsets				$19,899
		Net Fee Due				$9,621